Exhibit 10.2

ALBEMARLE CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

As Amended and Restated January 1, 2005

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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ALBEMARLE CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE I

PURPOSE AND EFFECTIVE DATE

The purpose of this Executive Deferred Compensation Plan is to provide current tax planning opportunities as well as supplemental funds upon the retirement or death of certain employees of Employer. It is intended that the Plan will aid in attracting and retaining employees of exceptional ability by providing them with these benefits. This amendment and restatement of the Plan shall be effective as of January 1, 2005.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings indicated, unless the content clearly indicates otherwise:

2.1 Account

“Account” means the interest of a Participant in the Plan as represented by the hypothetical bookkeeping entries kept by the Employer for each Participant. Each Participant’s interest may be divided into one or more separate Accounts which reflect, not only contributions into the Plan, but also gains and losses, allocated thereto, as well as any distributions or other withdrawals. The value of these Accounts shall be determined as of the Valuation Date. The existence of an Account or bookkeeping entries for a Participant (or his Beneficiary) does not create, suggest or imply that a Participant, Beneficiary or other person claiming through them under this Plan has a beneficial interest in any asset of the Employer.

2.2 Administrative Committee

“Administrative Committee” means the Employee Relations Committee of the Company or any successor committee.

2.3 Beneficiary

“Beneficiary” means the person, persons or entity (including, without limitation, any trustee) last designated by a Participant to receive the benefits specified hereunder, in the event of the Participant’s death.

2.4 Board

“Board” means the Board of Directors of the Company.

2.5 Company

“Company” means Albemarle Corporation or any successor to the business thereof.

2.6 Deferral Election

“Deferral Election” means a base salary and/or bonus deferral commitment made by a Participant to establish Retirement/Termination Accounts and/or a Scheduled Withdrawal Accounts pursuant to Article III and Sections 4.3 and 4.4 for which a Participation Agreement has been submitted by the Participant to the Administrative Committee.

2.7 Disability

“Disability” means unable to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of twelve (12) months or longer.

2.8 Elected Deferred Compensation

“Elected Deferred Compensation” means the amount of base salary and/or bonus that a Participant elects to defer pursuant to a Deferral Election for a Plan Year.

2.9 Employer

“Employer” means the Company and any affiliated or subsidiary corporations designated by the Board.

2.10 Financial Hardship

“Financial Hardship” means an immediate and substantial financial need of the Participant or Beneficiary, resulting from an illness or accident of the Participant or Beneficiary (or their spouse or dependent), loss of the Participant’s or Beneficiary’s property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant or Beneficiary. Whether a “financial hardship” exists shall be determined by the Administrative Committee on the basis of written information supplied by the Participant or Beneficiary in accordance with such standards as are, from time to time, established by the Administrative Committee or applicable law.

2.11 Hardship Distribution

“Hardship Distribution” means a distribution to a Participant or a Beneficiary pursuant to Section 6.7.

2.12 Participant

“Participant” means any individual who is participating in this Plan as provided in Article III.

2.13 Participation Agreement

“Participation Agreement” means the written agreement to defer salary and/or bonus award submitted by a Participant to the Administrative Committee or its delegates.

2.14 Plan

“Plan” means this Albemarle Corporation Executive Deferred Compensation Plan as set forth in this document and as the same may be amended, administered or interpreted from time to time.

2.15 Plan Year

“Plan Year” means each calendar year beginning on January 1 and ending on December 31.

2.16 Retirement

“Retirement” means a Participant’s voluntary termination of employment with Employer, other than by reason of death, on or after the Participant’s attainment of sixty (60) and ten (10) years of service.

2.17 Retirement/Termination Account

“Retirement/Termination Account” means an Account established pursuant to Section 4.3 to provide for distribution of benefits following Retirement.

2.18 Scheduled Withdrawal

“Scheduled Withdrawal” means a distribution prior to termination of employment pursuant to Section 6.6.

2.19 Scheduled Withdrawal Account

“Scheduled Withdrawal Account” means an Account which may be established pursuant to Section 4.4 to provide for distribution of benefits on a date selected by the Participant.

2.20 Settlement Date

“Settlement Date” means the date on which a lump-sum payment shall be made or the date on which installment payments shall commence.

2.21 Small Account

“Small Account” means a lump-sum payment pursuant to Section 6.5.

2.22 Valuation Date

“Valuation Date” means the last day of any calendar month, or such other dates as the Administrative Committee may determine, in its sole discretion, which may be either more or less frequent for the valuation of Participants’ Accounts.

ARTICLE III

PARTICIPATION, DEFERRALS AND ADDITIONAL BENEFITS

3.1 Eligibility and Participation

(a) Eligibility. All salaried employees of the Company or an Employer employed in the U.S. who, as of their date of enrollment, receive an annual base salary of at least $120,000 shall be eligible to participate in the Plan. For Plan Years after 2004, the $120,000 eligibility level shall be increased by $3,000 each year; provided, however, that the Administrative Committee shall have the discretion to change the increase amount from time to time. In circumstances where an individual could become ineligible solely because of such increase in the eligible compensation level, the Administrative Committee shall have the discretion to determine whether to allow such individual to continue participation notwithstanding having fallen below the required compensation level.

(b) Participation in Voluntary Income Deferral. An individual who satisfies the requirements of (a), above, may elect to make voluntary compensation deferrals into the Plan by submitting a Participation Agreement to the Administrative Committee pursuant to procedures adopted by the Administrative Committee.

3.2 Basic Forms of Deferral

A Participant may file a Participation Agreement to defer up to fifty percent (50%) of his base salary and/or one hundred percent (100%) (net of FICA and Medicare taxes withheld, if any) of each bonus paid in a Plan Year. The amount to be deferred shall be stated as a percentage of base salary and as a percentage of each source of deferral. With respect to the deferral of bonuses, for bonuses earned in 2005 or later, such deferral election must be made before the start of the year in which the bonus is earned.

3.3 Commencement and Duration of Deferral Election

(a) Each Deferral Election shall be effective until the Participant changes it by filing a new Participation Agreement with the Administrative Committee. The Participant’s current Deferral Election shall continue to apply for succeeding Plan Years, unless changed by the Participant prior to the start of the following Plan Year, in accordance with Section 3.4 below. A Deferral Election shall commence as of the first day of the next Plan Year following the date a Participation Agreement for such Deferral Election is filed with the Administrative Committee; provided, however, that a newly hired eligible Participant may make such election at any time within the first 30 days of employment, with such election to be with respect to base salary earned in payroll periods after that election. Notwithstanding the foregoing, the deferral of base salary shall not take effect until the Participant has contributed the maximum Pre-Tax Contribution to the Albemarle Corporation Savings Plan (the “Savings Plan”) for such year. The Participation Agreement shall specify the portion of the Elected Deferred Compensation to be credited to each Retirement/Termination Account and to each Scheduled Withdrawal Account.

(b) A Deferral Election shall terminate when a Participant terminates employment for any reason or elects a Hardship Withdrawal.

(c) A Deferral Election for a particular Scheduled Withdrawal Account shall terminate at the end of the Plan Year preceding the Plan Year in which the Participant has elected for distribution of such Account.

3.4 Modification of Deferral Elections

Each Deferral Election shall remain in effect until it is changed by the Participant. A Participant shall not have the right to change, suspend or resume a Deferral Election which is in effect for the current Plan Year. Notwithstanding the foregoing, a Participant may change, suspend or resume his Deferral Election for any succeeding Plan Year in accordance with rules established by the Administrative Committee, provided that the modification applies only to a salary and/or bonus payment that is not yet earned. Furthermore, in light of the Plan revisions which are effective as of April 1, 2004, each Participant shall be allowed to change his Deferral Election with respect to base salary for the 2004 Plan Year earned after the date of such change, in accordance with procedures determined by the Administrative Committee.

3.5 Supplemental Savings Benefit

(a) A benefit is established for each Participant which is initially credited with the number of phantom shares of Albemarle Corporation Common Stock previously credited to the bookkeeping account maintained under Section 3.01.00(b)(ii) under the Albemarle Corporation Supplemental Executive Retirement Plan as in force on December 31, 2004, liability for which benefit is assumed by this Plan as of such date. The benefit shall be payable upon the later of the Participant’s receipt of a lump sum payment under the Savings Plan and the month following the Participant’s last month of employment.

(b) In addition to any benefit a Participant receives pursuant to (a), above, a Participant shall receive a benefit each year of a number of phantom shares of Albemarle Corporation Common Stock equal in value to the Matching Contribution which would have been available under the terms of the Savings Plan if not for (i) the limitations imposed by Code Sections 401(a)(17) or 415, or (ii) base salary deferrals into this Plan. Amounts credited pursuant to this Section 3.5(b) shall be credited to the Participant’s Retirement/Termination Account A.

3.6 Supplemental Pension Benefit

(a) This credit is available only to those Participants who are eligible to receive Pension Contributions under the Savings Plan. For each Plan Year in which such Participant is eligible to participate in the Plan, the Participant will receive a credit equal to five percent (5%) of base salary in excess of the amounts which can be recognized by the Savings Plan because of (i) the limitations in Internal Revenue Code section 401(a)(17) or (ii) base salary deferrals into this Plan; plus five percent (5%) of the bonus paid in that Plan Year. For the purpose of clause (i), base salary shall be determined without reduction for any amounts contributed under Code sections 402(g) or 125. This credit shall occur at the time the base salary or bonus, as the case may be, is paid.

(b) Amounts credited pursuant to this Section 3.6 shall be credited to the Participant’s Retirement/Termination Account A.

3.7 Short Service Credit

(a) A Participant shall be eligible for the credit under this Section 3.7 if such Participant is recommended for such eligibility by the Administrative Committee and approved by the Executive Compensation Committee of the Board.

(b) A Participant who meets the eligibility requirements of 3.7(a), above, will receive an additional credit under the Plan for each Plan Year equal to a percentage of base salary plus target bonus. The percentage shall be determined by the Executive Compensation Committee upon recommendation from the Administrative Committee.

(c) Amounts credited pursuant to this Section 3.7 shall be credited to the Participant’s Retirement/Termination Account A.

(d) A Participant who terminates employment before completing at least five years of service with the Company or an Employer (measured from date of hire to date of termination), shall forfeit all amounts previously credited under this Section 3.7, plus all earnings thereon.

3.8 Pension Credit for Former Akzo Nobel Employees (acquisition effective August 1, 2004)

(a) A Participant shall be eligible for the credit under this Section 3.8 if such Participant (a) becomes an employee of the Company or an Employer as a result of the Company’s acquisition of the Catalysts business of Akzo Nobel and (b) is recommended for such eligibility by the Administrative Committee and approved by the Executive Compensation Committee of the Board.

(b) A Participant who meets the eligibility requirements of Section 3.8(a), above, will receive an additional credit under the Plan as of his date of employment by the Company or an Employer in an amount determined by the Administrative Committee and documented in the records of such Committee.

(c) Amounts credited pursuant to this Section 3.8 shall be credited to the Participant’s Retirement/Termination Account A.

(d) A Participant who terminates employment before completing at least five years of service with the Company or an Employer (measured from date of hire to date of termination), shall forfeit the entire benefit provided under this Section 3.8. Notwithstanding the foregoing, if a Participant’s employment is terminated as the result of death or disability, the Participants shall be fully vested in the benefit provided under this Section 3.8. In addition, if a Participant with less than five years of employment with the Company or an Employer terminates employment after attaining age 60, and after attaining a total of at least ten years of combined employment with the Company, an Employer or Akzo Nobel, such Participant will vest in a fraction of his benefit under this Section 3.8, where the numerator of such fraction is his completed total years of employment with the Company or an Employer and the denominator of such fraction is five.

ARTICLE IV

COMPENSATION ACCOUNTS

4.1 Accounts

For recordkeeping purposes only, Employer shall maintain up to five (5) separate Accounts for each Participant. The Accounts shall be known as the Retirement/Termination Account A, Retirement/Termination Account B and up to three (3) separate Scheduled Withdrawal Accounts.

4.2 Crediting of Deferrals

Beginning January 1 of each Plan Year, a Participant’s Elected Deferred Compensation which consists of deferred base salary shall be credited to the Participant’s Accounts within three (3) business days after the date on which the corresponding nondeferred portion of the Participant’s base salary is paid or would have been paid but for the Deferral Election. Beginning January 1 of each Plan Year, a Participant’s Elected Deferred Compensation which consists of deferred bonus shall be credited to the Participant’s Accounts within three (3) business days after the date on which the bonus is paid or would have been paid but for the Deferral Election.

4.3 Retirement/Termination Account

A Participant may have up to two Retirement/Termination Accounts under which such Participant will receive retirement benefits following Retirement. The two Retirement/Termination Accounts shall be designated as Retirement/Termination Account A and Retirement/Termination Account B, and shall be payable as described in section 6.1. With respect to a Participant who is a Key Employee as defined in Code section 416(i), benefits from such Accounts shall commence six (6) months after Retirement.

4.4 Scheduled Withdrawal Account

A Participant may establish up to three (3) Scheduled Withdrawal Accounts by filing a Participation Agreement to defer base salary and/or bonus into the applicable Scheduled Withdrawal Accounts and designating the applicable percentages allocated to each Account. No deferrals may be made into the Participant’s Scheduled Withdrawal Accounts during the Plan Year in which the Participant is receiving, or will receive, a Scheduled Withdrawal from any such Account.

4.5 Vesting of Accounts

Except as otherwise expressly provided, each Participant shall be one hundred percent (100%) vested at all times in the amounts credited to such Participant under the Plan.

4.6 Statement of Accounts

From time to time, the Administrative Committee shall give to each Participant a benefit statement setting forth the balance of the Accounts maintained for the Participant.

4.7 Valuation of Accounts

A Participant’s Account as of each Valuation Date shall consist of the balance of the Participant’s Account as of the immediately preceding Valuation Date, plus the Participant’s Elected Deferred Compensation, if any, as such Account may be adjusted for investment gains and losses and minus any distributions made from such Account since the immediately preceding Valuation Date.

ARTICLE V

INVESTMENT AND EARNINGS

5.1 Plan Investments

A Participant shall complete a portfolio allocation form electing from among a series of hypothetical investment options designated by the Administrative Committee into which the Participant’s Elected Deferred Compensation shall be credited. The performance of the Participant’s Account(s) shall be measured based upon the investment options selected. The Participant’s Elected Deferred Compensation shall be credited with such hypothetical crediting rates calculated after the investment managers’ expenses have been deducted. Investment options may be changed monthly by executing a form available from the Administrative Committee, which form must be returned as indicated by the Administrative Committee at least five (5) days before the beginning of the month in which it is to be effective. The revised or changed investment allocations are effective the first business day of the following month, after receipt of a timely filed investment change form.

5.2 Crediting Investment Gains and Losses

Participant Accounts shall be credited daily with investment gains and losses as if Accounts were invested in one or more of the Plan’s investment options, as selected by the Participant, less administrative charges applied against the particular investment options.

Accounts shall be credited with investment gains and losses through the applicable Valuation Date with respect to a particular Settlement Date (or Dates) in anticipation of, and in connection with, a Plan distribution.

ARTICLE VI

PLAN BENEFITS

6.1 Retirement Benefit

(a) Amount. If a Participant terminates employment due to Retirement, the Employer shall pay to the Participant a benefit equal to the balance in the Participant’s Retirement/Termination Accounts.

(b) Form. The Participant’s Retirement/Termination Accounts shall be paid as follows:

(i) Retirement/Termination Account A shall be paid as a single lump-sum payment; and

(ii) Retirement/Termination Account B shall be paid as installment payments, which shall be annual payments for a period of up to fifteen (15) years, as elected by the Participant at the time of the deferral, commencing on the first day of the Plan Year next following the Participant’s Retirement date. The first payment shall equal the Participant’s account balance as of the most recent Valuation Date divided by the number of installments elected by the Participant. The amount of each succeeding payment shall be redetermined each Plan Year as of January 1 based on the remaining Account balance as of the most recent Valuation Date divided by the remaining number of installment payments. The Account shall be credited with earnings, gains and losses pursuant to Article V. If the Participant has no valid election on file, payments from Retirement/Termination Account B shall be made in annual installments over a period of ten (10) years.

(c) Timing for Key Employees. With respect to a Participant who is a Key Employee as defined in Code section 416(i), benefits from such Account shall commence six (6) months after such termination of employment due to Retirement.

6.2 Termination Benefit

(a) Amount. If a Participant terminates employment for any reason other than Retirement, death or disability, the Employer shall pay to the Participant a benefit equal to the balance in the Participant’s Retirement/Termination Accounts. If a Participant transfers his employment within the Company to a jurisdiction so that the Participant will no longer be subject to Federal income taxation in the United States, the Participant shall be deemed to have terminated employment and the Employer shall pay to the Participant a benefit equal to the balance in the Participant’s Retirement/Termination Accounts.

(b) Form. The Employer shall pay to the Participant the benefit due under this Section 6.2 in a single lump sum.

(c) Timing for Key Employees. With respect to a Participant who is a Key Employee as defined in Code section 416(i), benefits from such Account shall commence six (6) months after such termination of employment.

6.3 Death Benefit

(a) Preretirement Death Benefit. If a Participant dies while employed by Employer, the balances in the Retirement/Termination Accounts and Scheduled Withdrawal Accounts, if any, shall be paid as soon as practicable to the Participant’s Beneficiary in the form elected by the Participant with respect to his Retirement/Termination Accounts.

The Beneficiary shall be permitted to make investment elections and earnings shall continue to be credited pursuant to Article V after the Participant’s death.

(b) Postretirement Death Benefit. If a Participant dies following the commencement of Retirement payments, the Employer shall pay to the Participant’s Beneficiary any remaining installment payments that would have been paid to the Participant had the Participant survived.

6.4 Disability Benefit

(a) Amount. If a Participant terminates employment due to Disability, the Employer shall pay to the Participant a benefit equal to the balance in the Participant’s Retirement/Termination Accounts.

(b) Form. A Participant may elect at the time of deferral the form in which benefits will be paid pursuant to Section 6.1(b) of the Plan in the event of a termination of employment due to Disability.

6.5 Small Account

If, on the date payments are to commence under Sections 6.1, 6.3 or 6.4 of the Plan, the Participant’s Account balance is less than fifty thousand dollars ($50,000), such Account shall be paid in a single lump-sum payment to the Participant or Beneficiary, as applicable.

6.6 Scheduled Withdrawal

(a) Form and Commencement. The entire balance of the applicable Scheduled Withdrawal Account shall be paid in either a single lump sum or in installment payments on the date or dates elected by the Participant at the time the applicable Account was established. In no event shall the payment date be prior to the completion of three (3) Plan Years from the date the applicable Account is established. A Deferral

Election shall not be made with respect to the applicable Scheduled Withdrawal Account for the Plan Year in which a payment is made from such Account to the Participant. The Participant may elect to receive distributions from a Scheduled Withdrawal Account in the form of a single lump sum or in annual installments over a period not to exceed four (4) years. A distribution in the form of annual installments shall be paid in the method described in Section 6.1(b)(ii).

(b) Termination of Employment Prior to Scheduled Withdrawal. If a Participant with a balance in a Scheduled Withdrawal Account(s) terminates his employment with Employer due to Retirement or Disability, such Scheduled Withdrawal Account(s) shall be paid to the Participant pursuant to subparagraph (a) above. Notwithstanding the foregoing, in the event the Participant terminates his employment for a reason other than due to Retirement or Disability, the Employer shall pay to the Participant the benefit due under this Section 6.6 in a single lump sum. If a Participant transfers his employment within the Company to a jurisdiction so that the Participant will no longer be subject to Federal income taxation in the United States, the Participant shall be deemed to have terminated employment and the Employer shall pay to the Participant the benefit due under this Section 6.6 in a single lump sum.

6.7 Hardship Distribution

Upon finding that a Participant or Beneficiary has suffered a Financial Hardship, the Administrative Committee may, in its sole discretion, make distributions from an Account prior to the time specified for payment of benefits under the Plan. The Hardship Distribution shall be made ratably from all Accounts. The amount of such distributions shall be limited to the amount reasonably necessary to meet the Participant’s or Beneficiary’s requirements during the Financial Hardship. Any amounts paid to a Participant pursuant to this Section 6.7 shall be treated as distributions from the Participant’s Accounts.

Following a complete distribution of the entire Account balance, a Participant and his Beneficiary shall be entitled to no further benefits under the Plan with respect to that Account.

Applications for Hardship Distributions and determinations thereon by the Administrative Committee shall be in writing, and a Participant or Beneficiary may be required to furnish written proof of the Financial Hardship.

Upon receiving a Hardship Distribution, a Participant’s Deferral Elections shall cease and such Participant shall not participate in the Plan until the next enrollment period following one (1) full year from the date of the Hardship Distribution.

6.8 Valuation and Settlement

With respect to a lump-sum payment, the Settlement Date for an Account shall be no more than thirty (30) days after the Valuation Date following such event for which the Participant or Beneficiary becomes entitled to payments on account of termination of employment. With respect to benefits that will be paid in installments pursuant to Section 6.1(b)(ii), the Settlement Date shall be the January 1 next following the Participant’s Retirement date.

The Settlement Date for a Hardship Distribution shall be no more than sixty (60) days after the last day of the month in which the Administrative Committee delivers a finding that the Participant or Beneficiary has suffered a Financial Hardship.

6.9 Withholding and Payroll Taxes

The Employer shall withhold from Plan payments made hereunder any taxes required to be withheld from such payments under federal, state or local law. Any withholding of taxes or other amounts with respect to contributions through Elected Deferred Compensation or otherwise, that is required by federal, state or local law, including but not limited to FICA taxes (including both OASDI and Medicare taxes), shall be withheld from the Participant’s nondeferred base salary and/or bonus to the maximum extent possible with any excess being withheld from the Participant’s Elected Deferred Compensation. Each Participant shall bear the ultimate responsibility for payment of all taxes owed under this Plan.

6.10 Payment to Guardian

If a benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Administrative Committee may direct payment of such benefit to the guardian, conservator, legal representative or person having the care and custody of such minor, incompetent or incapacitated person. The Administrative Committee may require proof of minority, incompetency, incapacity, conservatorship or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Administrative Committee from all liability with respect to such benefit.

6.11 Change of Payment Form or Commencement Date

A Participant may make an election to change the form in which benefits are to be paid under Sections 6.1 or 6.6 and such election will supercede his most prior election provided the election is made no later than twelve months before the payment would otherwise have commenced and provides that commencement of payments will be deferred for at least five years from the date they would otherwise have commenced. An election to change the form or commencement date of a distribution that is filed with the Administrative Committee which does not satisfy the foregoing shall be null and void and the next preceding timely election filed by the Participant shall be controlling.

ARTICLE VII

DESIGNATION

7.1 Beneficiary Designation

Each Participant shall have the right, at any time, to designate a Beneficiary (both primary as well as contingent) to whom benefits under this Plan shall be paid if a Participant dies prior to complete distribution to the Participant of the benefits due such Participant under the Plan. Each Beneficiary designation shall be in a written form prescribed by the Administrative Committee, and will be effective only when filed with the Administrative Committee during the Participant’s lifetime.

7.2 Changing Beneficiary

Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Administrative Committee. The filing of a new Beneficiary designation shall cancel all Beneficiary designations previously filed. If a Participant’s Compensation is community property, any Beneficiary Designation shall be valid or effective only as permitted under applicable law.

7.3 No Beneficiary Designation

In the absence of an effective Beneficiary designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, the Participant’s designated Beneficiary shall be deemed to be the Participant’s estate.

7.4 Effect of Payment

Payment to the Beneficiary shall completely discharge Employer’s obligations under this Plan.

ARTICLE VIII

FORFEITURES TO COMPANY

8.1 Distribution of Participant’s Interest When Company is Unable to Locate Distributees

If the Employer is unable, within three (3) years after a payment is due to a Participant or Beneficiary, to make such payment because it cannot ascertain, after making reasonable efforts, the whereabouts of the Participant or the identity or whereabouts of the Beneficiary, and neither Participant, his Beneficiary, nor his executor or administrator has made written claim therefore before the expiration of the aforesaid time limit, then in such case, the amount due shall be forfeited to the Employer.

ARTICLE IX

ADMINISTRATION

9.1 Committee; Duties

The Administrative Committee shall have the authority to interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration. A majority vote of the Administrative Committee members in office at the time of the vote shall control any decision. The required majority action may be taken either by a vote at a meeting or without a meeting by a signed memorandum. Meetings may be conducted by telephone conference call. The Administrative Committee may, by majority action, delegate to one or more of its members the authority to execute and deliver in the name of the Administrative Committee all communications and documents which the Administrative Committee is required or authorized to provide under this Plan. Any party shall accept and rely upon any document executed in the name of the Administrative Committee.

9.2 Agents

The Administrative Committee may employ agents and delegate to them such administrative duties as it sees fit, and may consult with counsel who may be counsel to the Company.

9.3 Binding Effect of Decisions

The decision or action of the Administrative Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

9.4 Indemnity of Committee

The Company shall indemnify and hold harmless the members of the Administrative Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such person’s service on the Administrative Committee, except in the case of gross negligence or willful misconduct.

ARTICLE X

CLAIMS PROCEDURE

10.1 Claim

Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan, shall present the request in writing to the Administrative Committee which shall respond in writing within thirty (30) days.

10.2 Denial of Claim

If the claim or request is denied, the written notice of denial shall state:

(a) The reason for denial, with specific reference to the Plan provisions on which the denial is based.

(b) A description of any additional material or information required and an explanation of why it is necessary.

(c) An explanation of the Plan’s claim review procedure.

10.3 Review of Claim

Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Administrative Committee. Such notice must be received by the Administrative Committee within sixty (60) days following the end of the thirty (30) day review period. The claim or request shall be reviewed by the Administrative Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

10.4 Final Decision

The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reason and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE XI

AMENDMENT AND TERMINATION OF PLAN

11.1 Amendment

(a) The Executive Compensation Committee of the Board may at any time amend the Plan, in whole or in part, provided however that no amendment shall be effective to decrease or restrict the amount credited to any Account maintained under the Plan as of the adoption date or effective date of the amendment, whichever is later.

(b) The Administrative Committee may adopt any technical, clerical, conforming or clarifying amendment or other change, provided:

(i) The Administrative Committee deems it necessary or advisable to:

(A) Correct any defect, supply any omission or reconcile any inconsistency in order to carry out the intent and purposes of the Plan;

(B) Maintain the Plan’s status as a “top-hat” plan for purposes of ERISA or maintain the Plan’s status as complying with Code section 409A; or

(C) Facilitate the administration of the Plan;

(ii) The amendment or change does not, without the consent of the Executive Compensation Committee of the Board, materially increase the cost to the Employer of maintaining the Plan; and

(iii) Any formal amendment adopted by the Administrative Committee shall be in writing, signed by a member of the Committee and reported to the Executive Compensation Committee of the Board.

(c) Changes in Earnings Rate. If the Plan is amended so that a series of investment options is not used to calculate the Participants’ investment gains and losses under the Plan, the rate of earnings to be credited to a Participant’s Account shall not be less than the monthly equivalent of the average nominal annual yield on three (3) month Treasury bills for the applicable period.

11.2 Company’s Right to Terminate

The Executive Compensation Committee of the Board may, at any time, partially or completely terminate the Plan.

(a) Partial Termination. The Executive Compensation Committee of the Board may partially terminate the Plan by instructing the Administrative Committee not to accept any additional deferrals into the Plan. If such a partial termination occurs, the Plan shall continue to operate and be effective with regard to deferrals made prior to the effective date of such partial termination.

(b) Complete Termination. The Executive Compensation Committee of the Board may completely terminate the Plan by instructing the Administrative Committee not to accept any additional deferrals, and by terminating all ongoing Deferral Elections. If such a complete termination occurs, the Plan shall cease to operate and Employer shall distribute each Account; provided, however, that such distribution may be made only if the Employer terminates all other non-qualified deferred compensation plans which would be required to be aggregated with the Plan pursuant to Code section 409A. Payment shall be made in either the form of a lump sum payment as soon as practicable, but in no event later than 12 months after the date of such termination.

ARTICLE XII

MISCELLANEOUS

12.1 Unfunded Plan/Compliance with Code

This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. It is intended to comply with Code section 409A.

12.2 Unsecured General Creditor

Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of Employer or any other party for payment of benefits under this Plan. Any life insurance policies, annuity contracts or other property purchased by Employer in connection with this Plan shall remain its general, unpledged and unrestricted assets. Employer’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

12.3 Trust Fund

At its discretion, the Company may establish one or more trusts, with such trustees as the Company may approve, for the purpose of providing for the payment of benefits owed under the Plan. Although such a trust shall be irrevocable, its assets shall be held for payment to Employer’s general creditors in the event of insolvency or bankruptcy. To the extent any benefits provided under the Plan with respect to an Employer’s Participants are paid from any such trust, that Employer shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation solely of that Employer.

12.4 Nonassignability

Except in connection with designating a Beneficiary as provided under Article VII hereof, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

12.5 Not a Contract of Employment

This Plan shall not constitute a contract of employment between Employer and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge a Participant at any time.

12.6 Protective Provisions

A Participant shall cooperate with Employer by furnishing any and all information requested by Employer in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Employer may deem necessary and taking such other action as may be requested by Employer.

12.7 Governing Law

The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Virginia, except as preempted by federal law.

12.8 Validity

In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

12.9 Gender

The masculine gender shall include the feminine and the singular shall include the plural, except where the context expressly dictates otherwise.

12.10 Notice

Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Administrative Committee shall be directed to the Company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in Employer’s records.

12.11 Successors

The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.

ALBEMARLE CORPORATION

By:
Its:

Dated: